Exhibit 5.1

[AT&T Letterhead]

August 1, 2018

AT&T Inc.

208 S. Akard Street

Dallas, TX 75202

Dear Sirs:

With reference to the registration statement on Form S-3 (File No. 333-209718) (the “Registration Statement”) and the prospectus dated February 25, 2016, as supplemented by the prospectus supplement dated July 25, 2018 (the “Prospectus Supplement”), relating to the issuance by AT&T Inc., a Delaware corporation (the “Corporation”), of up to U.S.$862,500,000 aggregate principal amount of 5.625% Global Notes due 2067 (the “Debt Securities”), including up to U.S.$112,500,000 aggregate principal amount of 5.625% Global Notes due 2067 that may be issued and sold pursuant to the exercise of an option to purchase additional Debt Securities, pursuant to the Indenture, dated as of May 15, 2013 (the “Indenture”), between the Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee, I am of the opinion that the Debt Securities constitute valid and legally binding obligations of the Corporation entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Debt Securities.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Prospectus Supplement referred to above and the related Current Report on Form 8-K and the making of the statements with respect to me which are set forth under the caption “Validity of Securities” in the prospectus forming a part of the Registration Statement referred to above.

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Wayne A. Wirtz